Exhibit 99.1

LUBY’S, INC. BOARD OF DIRECTORS ADOPTS PLAN OF LIQUIDATION AND DISSOLUTION

Net Proceeds to be Distributed to Stockholders

Required Stockholder Approval of Plan of Liquidation and Dissolution to be Sought

HOUSTON, September 8, 2020 – Luby’s, Inc. (“Luby’s”) (NYSE: LUB), today announced that the Company’s Board of Directors (the “Board”), after considering a number of strategic alternatives, has approved and adopted a plan of liquidation and dissolution (the "Plan of Liquidation" or the “Plan”) that provides for the sale of the Company's assets and distribution of the net proceeds to the Company’s stockholders, after which the Company will be dissolved. This follows Luby’s June 3, 2020 announcement that it is seeking the sale of its assets. Approval of the Plan by the Company’s stockholders is the next step in connection with these matters.

The Company intends to hold a special meeting of stockholders to seek approval of the Plan for which it will file preliminary proxy materials with the Securities and Exchange Commission. The Company believes that the sale of assets pursuant to its monetization strategy and the dissolution will provide stockholders with an opportunity to receive cash distributions that maximize the value of their investment. The assets to be sold include operating divisions Luby’s Cafeterias, Fuddruckers, and the Company’s Culinary Contract Services business, as well as the Company’s real estate.

The Company will also provide an opportunity at the special meeting for its stockholders to vote on maintaining or revoking the Rights Agreement, often referred to as a “poison pill.” In addition, the Company will also seek stockholder approval to reduce the size of the Board of Directors and to permit action of stockholders by written consent.

The Plan of Liquidation outlines an orderly sale of the Company's businesses, operations, and real estate, and an orderly wind down of any remaining operations. If the Company's stockholders approve the Plan, the Company intends to attempt to convert all of its assets into cash, satisfy or resolve its remaining liabilities and obligations, including contingent liabilities and claims and costs associated with the liquidation of the Company, and then file a certificate of dissolution. The Company currently anticipates that its common stock will be delisted from the NYSE upon the filing of the certificate of dissolution, which is not expected to occur until the earlier of the completion of the asset sales or three years, but the delisting of its common stock may occur sooner in accordance with the applicable rules of the NYSE.

The decision by the Board to approve the Plan follows a comprehensive review of the Company’s operations and assets led by a Special Committee of the Board comprised of independent directors Gerald Bodzy, Twila Day, Joe McKinney, Gasper Mir, John Morlock, and Randolph Read. Messrs. Bodzy and Read, Co-Chairmen of the Special Committee, jointly commented, “This Plan of Liquidation is the next logical step in the Company’s previously announced plan to maximize value of the Company through the sale of its operations and assets. Our stockholders have expressed their support for seeking alternatives to continuing to operate the Company’s restaurants in their current form, and we believe the Plan of Liquidation will allow the Company to accomplish that task in the most efficient manner.”

Christopher J. Pappas, Chief Executive Officer and President of Luby’s, said, “We believe that moving forward with a Plan of Liquidation will maximize value for our stockholders, while also preserving the flexibility to pursue a sale of the Company should a compelling offer that delivers superior value be made. The Plan also continues to provide for the potential to place the restaurant operations with well-capitalized owners moving forward.”

If at any time, including after the Plan is approved by stockholders, the Company receives an offer for a corporate transaction that, in the view of the Board of Directors, will provide superior value to its stockholders in comparison to the value of the estimated distributions under the Plan, taking into account factors that could affect valuation, including timing and certainty of closing, credit market risks, proposed terms and other factors, the Plan could be abandoned in favor of such an alternative transaction.

While no assurances can be given, the Company currently estimates, assuming the sale of its assets pursuant to its monetization strategy, that it could make aggregate liquidating distributions to stockholders of between approximately $92 million and $123 million (approximately $3.00 and $4.00 per share of common stock, respectively, based on 30,752,470 shares of common stock outstanding as of September 2, 2020). Aggregate payments will likely be paid in one or more distributions. The Company cannot predict the timing or amount of any such distributions, as uncertainties exist as to the value it may receive upon the sale of assets pursuant to its monetization strategy, the net value of any remaining assets after such sales are completed, the ultimate amount of expenses associated with implementing its monetization strategy, liabilities, operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process and the related timing to complete such transactions and overall process.

Duff & Phelps Securities, LLC, acted as financial advisor and Gibson, Dunn & Crutcher LLP served as legal advisor to the Special Committee in connection with the Committee’s strategic review. The Special Committee recommended the approval of the Plan to the full Board of Directors which then unanimously approved the Special Committee’s recommendation.

Important Additional Information filed with the SEC

This press release is for informational purposes only. It is not a solicitation of a proxy. In connection with the Plan, the Company intends to file with the SEC a preliminary proxy statement and other relevant materials. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PLAN. Stockholders may obtain a free copy of the proxy statement and the other relevant materials (when they become available), and any other documents filed by the company with the SEC, at the SEC's web site at http://www.sec.gov. In addition, the Company will make available or mail a copy of the definitive proxy statement to stockholders of record on the record date when it becomes available. A free copy of the proxy statement, when it becomes available, and other documents filed with the SEC by the Company may also be obtained by directing a written request to: Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040 or at http://www.lubysinc.com/investors/filings. Stockholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Plan of Liquidation.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the Plan. Information about the persons who may be considered to be participants in the solicitation of the Company's stockholders in connection with the Plan, and any interest they have in the Plan, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company's proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on December 30, 2019. These documents may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company by directing a written request to: Luby's, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040 or at http://www.lubysinc.com/investors/filings.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates two core restaurant brands: Luby’s Cafeterias and Fuddruckers. Luby's is also the franchisor for the Fuddruckers restaurant brand. In addition, through its Luby's Culinary Contract Services business segment, Luby's provides food service management to sites consisting of healthcare, corporate dining locations, sports stadiums, and sales through retail grocery stores.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements regarding sales of assets, effects of the Plan, expected proceeds from the sale of assets, and expected proceeds to be distributed to stockholders.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the effects of the COVID-19 pandemic; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q. Further information regarding the risks, uncertainties and other factors relating the Plan, the expected net proceeds from the sale of assets, and expected proceeds to be distributed to stockholders, will be discussed under the section “Risk Factors” in the definitive proxy statement that will be filed with the SEC in connection with the Plan, when it becomes available.

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